Exhibit 99.1

10b5-1 Issuer Repurchase Instructions

Issuer Securities Repurchase Instructions, dated March 11, 2016 (the “Instructions”), between Nathan’s Famous, Inc. (the “Issuer”) and Mutual Securities, Inc. (the “Broker”).

WHEREAS, Issuer has enacted the Sixth Securities Repurchase Program as amended (the “Programs”) for the repurchase of up to 1,200,000 shares of its common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, pursuant to the Programs, Two Hundred Ninety One Thousand and Seventy-Four (291,074) shares of Common Stock remain available for repurchase as of the close of business on March 11, 2016;

WHEREAS, as part of the Programs for the repurchase of its Common Stock, Issuer desires to implement the instructions set forth herein (the “Instructions”); and

WHEREAS, Issuer desires to appoint Broker as its single broker to repurchase shares of Common Stock on its behalf in accordance with these Instructions and the Program;

NOW, THEREFORE, the Issuer and Broker hereby agree as follows:

1.             Trading Requirements

(a)           Broker shall effect a repurchase (each a “Purchase”) of shares of Common Stock on each day on which the Nasdaq Global Market (“Nasdaq”) is open for trading at a price not in excess of the price per share limitations set forth in Schedule A to this Agreement.

(b)           Broker shall purchase shares of Common Stock on the open Nasdaq market or in block purchases, subject to the (i) price per share limitation set forth in Schedule A to this Agreement, (ii) the termination provisions for these Instructions as set forth in Section 2 below, and (iii) any other limitation as set forth in these Instructions.

2.             Effective Date/Termination.  The Instructions shall become effective as of March 21, 2016, and shall terminate upon the earlier of:

(a)           August 10, 2016;

(b)           such time as is specified in Schedule A of this Agreement;

(c)           the receipt of written notice from the Issuer requesting the termination of the Instructions; provided that Issuer may request termination under this subsection 2(c) whenever a failure to do so would cause or contribute to, or allow or contribute to the continuation of, a breach of a covenant or obligation of Issuer in connection with any obligation other than those arising solely under these Instructions; or

(d)           any time any trade contemplated hereunder shall result in a violation of, or adverse consequences under, applicable securities laws.

3.             Representations and Warranties.

(a)           Issuer represents and warrants that the Purchase of Common Stock pursuant to these Instructions has been duly authorized by the Issuer and is consistent with the Issuer’s Program.

(b)           Issuer understands that Broker may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker, in contrast with an exercise of discretion by Broker.  If any Purchase cannot be executed due to a market disruption, a legal, regulatory or contractual restriction applicable to the Broker or any other event, Broker shall effect such Purchase as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.

(c)           Issuer represents and warrants that it is not aware of material, nonpublic information and is entering into these Instructions in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)           Issuer agrees that it shall not, directly or indirectly, communicate any information relating to the Common Stock or the Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing these Instructions at any time while these Instructions are in effect.  Issuer acknowledges and agrees that it does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Common Stock pursuant to these Instructions.

(e)           Broker agrees to notify Issuer by telephone and email, at the following number and e-mail address, of a Purchase pursuant to these Instructions within 24 hours of any such purchase:

Nathan’s Famous, Inc.
Ronald G. DeVos
516-338-8500
Email Address: redevos@nathansfamous.com

(f)           Broker agrees to make appropriate arrangements with the Issuer and its transfer agent to arrange for the delivery of the shares of Common Stock purchased pursuant to these Instructions.

4.             Compliance with the Securities Laws.

It is the intent of the parties that these Instructions comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and (c)(2) under the Exchange Act, and these Instructions shall be interpreted to comply with the requirements of Rule 10b5-1(c).

5.             Confidentiality.  “Confidential Information” means these Instructions and all information disclosed by the Issuer to the Broker, in writing, orally or by inspection of tangible media.  Confidential Information shall not include any information which (a) was publicly known prior to the time of disclosure; (b) becomes publicly known after disclosure by the Issuer through no wrongful action or omission of the Broker; (c) is obtained by the Broker from a third party without breach of such third party’s obligations of confidentiality; or (d) is independently developed by the Broker without access to the Issuer’s Confidential Information.  Broker agrees (i) not to use or disclose to any third party Confidential Information for any purpose other than as contemplated by these Instructions, and (ii) to use reasonable efforts to protect the secrecy of and avoid unauthorized use and disclosure of the Confidential Information, including without limitation, using at least the same degree of care it uses to protect its own confidential information.  Notwithstanding the foregoing, Broker may use or disclose Confidential Information to the extent necessary to exercise its rights or fulfill its obligations hereunder, and/or to comply with applicable governmental regulations; provided that if Broker is required by law to make any public disclosure of Confidential Information to the extent it may legally do so, it will give reasonable advance notice to the Issuer of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure.

6.             Modification.  These Instructions may be modified by Issuer provided such modification (1) is in writing; (ii) is made in good faith and not as a part of a plan or scheme to evade prohibitions of Rule 10b-5; and (iii) is in accordance with the terms of the Program.

7.             Governing Law.  These Instructions shall be governed by and constructed in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have signed these Instructions as of the date first written above.

Nathan’s Famous, Inc.

By:	/s/ Eric Gatoff
	Name:	Eric Gatoff
	Title:	Chief Executive Officer

Mutual Securities, Inc.

By:	/s/ Julie Cohen
	Name:	Julie Cohen
	Title:	Chief Compliance Officer